Exhibit 99.1

Alcoa Corporation Reports Second Quarter 2020 Results:
Strong, stable operating performance with higher production;
cash preservation and productivity help mitigate economic impact of COVID-19

PITTSBURGH--(BUSINESS WIRE)--July 15, 2020--Alcoa Corporation (NYSE: AA) today reported second quarter 2020 results consistent with the Company’s previously announced preliminary results and reflect improved productivity and continued operational stability during the COVID-19 pandemic.

Second Quarter Highlights

  Managing health risks posed by the COVID-19 pandemic across global operations; all production sites remain fully operational
  Executed previously announced cost-saving actions with continued progress on working capital and productivity; cash balance grew to $965 million, a sequential increase of $136 million
  Generated $288 million in cash from operations; $211 million free cash flow, the highest since the fourth quarter of 2018
  Set first-half and quarterly production records for Bauxite segment; record quarterly shipments from Juruti (Brazil)
  Achieved a record quarterly production rate (metric tons-per-day) for the Alumina segment
  Continuing to progress on strategic actions, including ongoing review of production portfolio and non-core assets; 2020 programs to improve working capital and productivity; and cash-preservation actions related to COVID-19
  Increased liquidity by completing a $750 million debt issuance on July 13, 2020 at 5.5%, a coupon rate lower than any of the Company’s prior debt issuances

Financial Results

M, except per share amounts	2Q20	1Q20	2Q19
Revenue	$2,148	$2,381	$2,711
Net (loss) income attributable to Alcoa Corporation	$(197)	$80	$(402)
(Loss) earnings per share attributable to Alcoa Corporation	$(1.06)	$0.43	$(2.17)
Adjusted net loss	$(4)	$(42)	$(2)
Adjusted loss per share	$(0.02)	$(0.23)	$(0.01)
Adjusted EBITDA excluding special items	$185	$321	$455

“I am proud of our global team’s resolve in facing challenges created by the pandemic, focusing first on protecting people,” said President and Chief Executive Officer Roy Harvey. “We acted early to implement comprehensive measures to mitigate health risks, and we continue to exercise all precautionary measures to keep people safe and our locations fully operational.

“Despite challenging market conditions, our team has lowered production costs, increased output, maintained stable shipments, and improved our balance sheet. We continued to make progress in executing our strategic actions and 2020 programs, and we finished the quarter with a cash balance of nearly one billion dollars,” Harvey continued.

“Earlier this month, we issued corporate bonds at a favorable rate which provides us with improved flexibility as we continue to navigate through the current economic uncertainties,” Harvey said. “As we move forward and the economy recovers, we will also be well positioned to complete objectives within our capital allocation framework.”

  Shipments: Sequentially, the Company’s overall third-party aluminum shipment volume increased approximately 9 percent, primarily due to the continued progress of the Aluminerie de Bécancour Inc. (ABI) smelter in Quebec, Canada restart. Third-party alumina shipments in the second quarter 2020 increased approximately 2 percent, compared with first quarter 2020 shipment volume.

  Revenue: Alcoa reported second quarter 2020 revenue of $2.1 billion, down 10 percent sequentially, primarily due to lower aluminum and alumina prices.

  Net (loss) income attributable to Alcoa Corporation: In the second quarter of 2020, Alcoa reported net loss of $197 million, or $1.06 per share, compared with net income of $80 million, or $0.43 per share, in the first quarter of 2020. The 2020 second quarter results include the net impact of $193 million of special items, including interim tax impacts, costs associated with the curtailment of the Intalco smelter in the state of Washington and the ongoing restart of the ABI smelter. The ABI restart process is expected to be complete during the third quarter 2020.

  Adjusted net loss: Excluding the impact of special items, the second quarter 2020 adjusted net loss was $4 million, or $0.02 per share, improved from the first quarter 2020 adjusted net loss of $42 million, or $0.23 per share.

  Adjusted EBITDA excluding special items: In the second quarter of 2020, Adjusted EBITDA excluding special items was $185 million, a 42 percent sequential decrease primarily attributed to lower aluminum and alumina prices.

  Cash: Alcoa ended the quarter with cash on hand of $965 million and debt of $1.8 billion, for net debt of $836 million. Cash provided from operations in the second quarter of 2020 was $288 million. Cash used for financing activities was $71 million and cash used in investing activities was $79 million. Free cash flow was $211 million.

  Working capital: The Company reported 24 days working capital, a 7-day improvement both sequentially and year-over-year, primarily due to fewer receivable days sales outstanding, reflecting progress in the Company’s objective to drive year-over-year improvement in working capital.

Strategic Actions and Initiatives

Alcoa is continuing its strategic actions to drive lower costs and sustainable profitability, including the review of its existing production capacities and non-core assets and other cash-preservation programs.

Intalco Works curtailment

On April 22, 2020, Alcoa announced the full curtailment at its Intalco Works smelter in Ferndale, Washington. The curtailment of the site’s remaining 230,000 metric tons is included in the Company’s previously announced review of 1.5 million metric tons of global smelting capacity over a five-year period for potential curtailment, closure, divestiture, or significant improvement. The curtailment is expected to be complete in the third quarter of 2020.

In the second quarter of 2020, the Company recorded restructuring charges of approximately $27 million (pre- and after-tax) associated with the curtailment, including employee severance and costs associated with termination of contracts. The restructuring charges are all cash-based and are expected to be paid primarily in the third quarter of 2020.

Spain Collective Dismissal Process

On June 25, 2020, Alcoa launched a 30-day formal consultation process with the Spanish Works Council representing employees at the San Ciprián aluminum facility in Spain, which has incurred significant and recurring financial losses that are expected to continue. The formal consultation began after the conclusion of an informal process that started on May 28, 2020.

A collective dismissal could potentially affect up to 534 employees at the aluminum plant. The Company envisions a restructuring that retains a portion of the casthouse in operation. No final decisions will be made until the formal consultation process is complete. The San Ciprián site has both an aluminum plant and alumina refinery; the San Ciprián alumina refinery is not affected by this formal consultation process.

2020 Programs

Earlier this year, Alcoa announced 2020 programs to drive leaner working capital and improved productivity. Alcoa intends to improve working capital by $75 to $100 million through reduced inventories and optimized contract terms. Greater productivity and lower costs are expected to result in approximately $100 million of improvements.

COVID-19 Update

As a result of our comprehensive measures to protect employees, contractors and communities from risks associated with the COVID-19 pandemic, all of our global operations have maintained production without interruption. Globally, approximately 2 percent of the Company’s global workforce, including employees and contractors, has been affected by the virus, but most have recovered and have returned to work. The Company’s segments have not experienced any significant disruption in its supply sources.

In the second quarter, the Company experienced a sequential decline in demand for aluminum value-added products, as customers reduced production levels in response to the economic impacts from the pandemic. As a result, Alcoa’s production volume was shifted to lower-priced, commodity-grade ingot.

The Company continues to manage cash during the economic downcycle caused by the pandemic. Those actions include:

●

Utilizing provisions of the U.S. Coronavirus Aid, Relief, and Economic Security (CARES) Act, which provides for both payment deferrals and credits. With these programs, Alcoa expects to defer cash payments for Company pension contributions (approximately $220 million) into 2021 and defer employer payroll taxes (approximately $14 million) into 2021 and 2022.

●	Reducing $100 million of non-critical capital expenditures.

●	Implementing hiring, travel and other spending restrictions targeted to save or defer approximately $35 million.

●	Delaying certain environmental and Asset Retirement Obligations (ARO) spending of $25 million.

Alcoa and Alcoa Foundation continue to support the communities near our operating locations, with special focus on Brazil communities that have been more adversely affected by the pandemic. Alcoa Foundation has pledged more than $1 million to support coronavirus relief efforts in the communities where Alcoa operates through its humanitarian aid program. This is in addition to the almost $3 million the Foundation already committed to grantmaking in communities where we operate, which is being used to provide needed support such as medical supplies, equipment, and food.

Through the combination of the strategic actions, 2020 programs and COVID-19 response actions, Alcoa is on track to save or defer approximately $900 million in cash spend in 2020.

Debt Issuance

On July 8, 2020, Alcoa announced an offering of $750 million aggregate principal amount of 5.500% senior notes due in 2027 (the “notes”) by Alcoa Nederland Holding B.V., a wholly-owned subsidiary. The notes increase the Company’s overall liquidity and provide for greater flexibility for the Company to execute on strategic actions. The transaction closed on July 13, 2020.

2020 Outlook

The Company’s 2020 shipment outlook for Bauxite, Alumina and Aluminum remains unchanged from the prior full-year estimates. Total annual bauxite shipments are expected to range between 48.0 and 49.0 million dry metric tons. Total alumina shipments are projected between 13.6 and 13.7 million metric tons. Aluminum shipments are expected to be between 2.9 and 3.0 million metric tons.

In the third quarter of 2020, Alcoa expects slightly lower quarterly results in the Bauxite segment primarily due to lower volume. In the Alumina segment, the Company expects lower quarterly results from higher energy costs in Australia. In the Aluminum segment, the Company expects improved results with lower raw material costs including energy.

Alcoa is lowering its annual outlook for depreciation, depletion and amortization expense to $665 million from $685 million as favorable currency rates resulted in lower expense in the first half of 2020, as well as lower capital spending in the year. The Company is increasing its expected interest expense for full year 2020 to approximately $150 million from a prior range of $125 to $130 million due to the debt issuance.

As Alcoa’s profit before taxes is lower in the current economic environment, the annual operational tax rate can fluctuate significantly. Consequently, the Company is providing an operational tax expense range rather than a rate; third quarter 2020 operational tax expense is expected to approximate $150 million, based on recent pricing.

The COVID-19 pandemic is ongoing, and its magnitude and duration continue to be unknown. The uncertainty around its future impact on the Company’s business, financial condition, operating results, and cash flows could cause actual results to differ from this outlook.

Conference Call

Alcoa will hold its quarterly conference call at 5 p.m. Eastern Daylight Time (EDT) on Wednesday, July 15, 2020, to present second quarter financial results and discuss the business and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on July 15, 2020. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back more than 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This presentation contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; statements about strategies, outlook, and business and financial prospects; and statements about return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) current and potential future impacts of the coronavirus (COVID-19) pandemic on the global economy and our business, financial condition, results of operations, or cash flows; (b) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (c) deterioration in global economic and financial market conditions generally and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms or at all; (d) unfavorable changes in the markets served by Alcoa Corporation; (e) the impact of changes in foreign currency exchange and tax rates on costs and results; (f) increases in energy costs or uncertainty of energy supply; (g) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (h) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, or strengthening of competitiveness and operations anticipated from portfolio actions, operational and productivity improvements, cash sustainability, technology advancements, and other initiatives; (i) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, restarts, expansions, or joint ventures; (j) political, economic, trade, legal, public health and safety, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (k) labor disputes and/or and work stoppages; (l) the outcome of contingencies, including legal proceedings (including the Australian Taxation Office matter), government or regulatory investigations, and environmental remediation; (m) the impact of cyberattacks and potential information technology or data security breaches; and (n) the other risk factors discussed in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2019, Form 10-Q for the quarter ended March 31, 2020, and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission (SEC). Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and Subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Sales	$2,148	$2,381	$2,711

Cost of goods sold (exclusive of expenses below)	1,932	2,025	2,189
Selling, general administrative, and other expenses	44	60	68
Research and development expenses	5	7	7
Provision for depreciation, depletion, and amortization	152	170	174
Restructuring and other charges, net	37	2	370
Interest expense	32	30	30
Other expenses (income), net	51	(132)	50
Total costs and expenses	2,253	2,162	2,888

(Loss) income before income taxes	(105)	219	(177)
Provision for income taxes	45	80	116

Net (loss) income	(150)	139	(293)

Less: Net income attributable to noncontrolling interest	47	59	109

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(197)	$80	$(402)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$(1.06)	$0.43	$(2.17)
Average number of shares	185,917,932	185,749,763	185,533,936

Diluted:
Net (loss) income	$(1.06)	$0.43	$(2.17)
Average number of shares	185,917,932	186,609,231	185,533,936

Alcoa Corporation and Subsidiaries Statement of Consolidated Operations (unaudited), continued (dollars in millions, except per-share amounts)

	Six months ended
	June 30, 2020	June 30, 2019
Sales	$4,529	$5,430

Cost of goods sold (exclusive of expenses below)	3,957	4,369
Selling, general administrative, and other expenses	104	152
Research and development expenses	12	14
Provision for depreciation, depletion, and amortization	322	346
Restructuring and other charges, net	39	483
Interest expense	62	60
Other (income) expenses, net	(81)	91
Total costs and expenses	4,415	5,515

Income (loss) before income taxes	114	(85)
Provision for income taxes	125	266

Net loss	(11)	(351)

Less: Net income attributable to noncontrolling interest	106	250

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION	$(117)	$(601)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(0.63)	$(3.24)
Average number of shares	185,822,220	185,416,620

Diluted:
Net loss	$(0.63)	$(3.24)
Average number of shares	185,822,220	185,416,620

Common stock outstanding at the end of the period	185,918,829	185,546,772

Alcoa Corporation and Subsidiaries Consolidated Balance Sheet (unaudited) (in millions)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$965	$879
Receivables from customers	402	546
Other receivables	105	114
Inventories	1,419	1,644
Fair value of derivative instruments	24	59
Prepaid expenses and other current assets(1)	264	288
Total current assets	3,179	3,530
Properties, plants, and equipment	20,877	21,715
Less: accumulated depreciation, depletion, and amortization	13,588	13,799
Properties, plants, and equipment, net	7,289	7,916
Investments	1,037	1,113
Deferred income taxes	482	642
Fair value of derivative instruments	5	18
Other noncurrent assets	1,308	1,412
Total assets	$13,300	$14,631
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,253	$1,484
Accrued compensation and retirement costs	393	413
Taxes, including income taxes	96	104
Fair value of derivative instruments	47	67
Other current liabilities	451	494
Long-term debt due within one year	1	1
Total current liabilities	2,241	2,563
Long-term debt, less amount due within one year	1,800	1,799
Accrued pension benefits	1,602	1,505
Accrued other postretirement benefits	711	749
Asset retirement obligations	565	606
Environmental remediation	277	296
Fair value of derivative instruments	203	581
Noncurrent income taxes	245	276
Other noncurrent liabilities and deferred credits	332	370
Total liabilities	7,976	8,745
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,655	9,639
Accumulated deficit	(672)	(555)
Accumulated other comprehensive loss	(5,280)	(4,974)
Total Alcoa Corporation shareholders’ equity	3,705	4,112
Noncontrolling interest	1,619	1,774
Total equity	5,324	5,886
Total liabilities and equity	$13,300	$14,631
(1)	This line item includes $3 and $4 of restricted cash as of June 30, 2020 and December 31, 2019, respectively.

Alcoa Corporation and Subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)

	Six Months Ended June 30,
	2020	2019
CASH FROM OPERATIONS
Net loss	$(11)	$(351)
Adjustments to reconcile net loss to cash from operations:
Depreciation, depletion, and amortization	322	346
Deferred income taxes	(6)	64
Equity earnings, net of dividends	15	14
Restructuring and other charges, net	39	483
Net gain from investing activities – asset sales	(176)	(1)
Net periodic pension benefit cost	67	60
Stock-based compensation	17	21
Provision for bad debt expense	2	20
Other	5	24
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
Decrease in receivables	124	94
Decrease in inventories	184	53
Decrease in prepaid expenses and other current assets	13	68
(Decrease) in accounts payable, trade	(183)	(144)
(Decrease) in accrued expenses	(120)	(51)
Increase (Decrease) in taxes, including income taxes	7	(342)
Pension contributions	(59)	(55)
Decrease (Increase) in noncurrent assets	19	(32)
(Decrease) in noncurrent liabilities	(61)	(21)
CASH PROVIDED FROM OPERATIONS	198	250

FINANCING ACTIVITIES
Proceeds from the exercise of employee stock options	—	1
Financial contributions for the divestiture of businesses	(24)	—
Contributions from noncontrolling interest	16	21
Distributions to noncontrolling interest	(106)	(286)
Other	(1)	(6)
CASH USED FOR FINANCING ACTIVITIES	(115)	(270)

INVESTING ACTIVITIES
Capital expenditures	(168)	(158)
Proceeds from the sale of assets	199	11
Additions to investments	(3)	(111)
CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES	28	(258)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(26)	(1)
Net change in cash and cash equivalents and restricted cash	85	(279)
Cash and cash equivalents and restricted cash at beginning of year	883	1,116
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$968	$837

Alcoa Corporation and Subsidiaries Segment Information (unaudited) (dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q19	2Q19	3Q19	4Q19	2019	1Q20	2Q20
Bauxite:
Production(1) (mdmt)	11.9	11.3	12.1	12.1	47.4	11.6	12.2
Third-party shipments (mdmt)	1.2	1.5	2.0	1.5	6.2	1.4	1.6
Intersegment shipments (mdmt)	10.2	10.3	10.6	10.3	41.4	10.5	10.8
Third-party sales	$65	$67	$100	$65	$297	$71	$66
Intersegment sales	$236	$246	$251	$246	$979	$235	$245
Segment Adjusted EBITDA(2)	$126	$112	$134	$132	$504	$120	$131
Depreciation, depletion, and amortization	$28	$27	$35	$30	$120	$34	$30

Alumina:
Production (kmt)	3,240	3,309	3,380	3,373	13,302	3,298	3,371
Third-party shipments (kmt)	2,329	2,299	2,381	2,464	9,473	2,365	2,415
Intersegment shipments (kmt)	972	1,070	1,049	981	4,072	1,075	987
Average realized third-party price per metric ton of alumina	$385	$376	$324	$291	$343	$299	$250
Third-party sales	$897	$864	$771	$718	$3,250	$707	$603
Intersegment sales	$417	$445	$369	$330	$1,561	$336	$289
Segment Adjusted EBITDA(2)	$372	$369	$223	$133	$1,097	$193	$88
Depreciation and amortization	$48	$55	$54	$57	$214	$49	$37
Equity income (loss)	$12	$3	$—	$(9)	$6	$(9)	$(8)

Aluminum:
Primary aluminum production (kmt)	537	533	530	535	2,135	564	581
Third-party aluminum shipments(3) (kmt)	709	724	708	718	2,859	725	789
Average realized third-party price per metric ton of primary aluminum	$2,219	$2,167	$2,138	$2,042	$2,141	$1,988	$1,694
Third-party sales	$1,735	$1,757	$1,677	$1,634	$6,803	$1,598	$1,475
Intersegment sales	$3	$4	$4	$6	$17	$3	$2
Segment Adjusted EBITDA(2)	$(96)	$3	$43	$75	$25	$62	$(34)
Depreciation and amortization	$89	$85	$88	$84	$346	$81	$79
Equity (loss) income	$(22)	$(17)	$(5)	$(5)	$(49)	$5	$(12)

Reconciliation of total segment Adjusted EBITDA to consolidated net (loss) income attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(2)	$402	$484	$400	$340	$1,626	$375	$185
Unallocated amounts:
Transformation(4)	2	3	(6)	(6)	(7)	(16)	(10)
Intersegment eliminations	86	(1)	25	40	150	(8)	30
Corporate expenses(5)	(24)	(28)	(27)	(22)	(101)	(27)	(21)
Provision for depreciation, depletion, and amortization	(172)	(174)	(184)	(183)	(713)	(170)	(152)
Restructuring and other charges, net	(113)	(370)	(185)	(363)	(1,031)	(2)	(37)
Interest expense	(30)	(30)	(30)	(31)	(121)	(30)	(32)
Other (expenses) income, net	(41)	(50)	(27)	(44)	(162)	132	(51)
Other(6)	(18)	(11)	(18)	(32)	(79)	(35)	(17)
Consolidated income (loss) before income taxes	92	(177)	(52)	(301)	(438)	219	(105)
Provision for income taxes	(150)	(116)	(95)	(54)	(415)	(80)	(45)
Net (income) loss attributable to noncontrolling interest	(141)	(109)	(74)	52	(272)	(59)	(47)
Consolidated net (loss) income attributable to Alcoa Corporation	$(199)	$(402)	$(221)	$(303)	$(1,125)	$80	$(197)
The difference between segment totals and consolidated amounts is in Corporate.

(1)	Production amounts can vary from total shipments due primarily to differences between the equity allocation of production and off-take agreements with the respective equity investment.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)	The Aluminum segment’s third-party aluminum shipments are composed of both primary aluminum and flat-rolled aluminum.

(4)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(5)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(6)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments, including those described as “Other special items” (see footnote 1 to the reconciliation of Adjusted Income within Calculation of Financial Measures included in this release).

Alcoa Corporation and Subsidiaries Calculation of Financial Measures (unaudited) (in millions, except per-share amounts)

Adjusted Income	(Loss) Income			Diluted EPS(4)
	Quarter ended			Quarter ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	March 31, 2020	June 30, 2019
Net (loss) income attributable to Alcoa Corporation	$(197)	$80	$(402)	$(1.06)	$0.43	$(2.17)

Special items:
Restructuring and other charges, net	37	2	370
Other special items(1)	15	(137)	8
Discrete tax items and interim tax impacts(2)	142	22	32
Tax impact on special items(3)	(1)	(8)	(10)
Noncontrolling interest impact(3)	—	(1)	—
Subtotal	193	(122)	400

Net loss attributable to Alcoa Corporation – as adjusted	$(4)	$(42)	$(2)	$(0.02)	$(0.23)	$(0.01)

Net loss attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net (loss) income attributable to Alcoa Corporation determined under GAAP as well as Net loss attributable to Alcoa Corporation – as adjusted.

(1)	Other special items include the following:
	●	for the quarter ended June 30, 2020, costs related to the restart process at the Bécancour, Canada smelter ($17), external costs related to portfolio actions ($1), and a net favorable change in certain mark-to-market energy derivative instruments ($3);
	●	for the quarter ended March 31, 2020, a gain on the sale of a waste treatment facility in Gum Springs, Arkansas ($180), costs related to the restart process at the Bécancour, Canada smelter ($32), and a net unfavorable change in certain mark-to-market energy derivative instruments ($11); and,
	●	for the quarter ended June 30, 2019, costs related to union negotiations in the U.S. ($5), costs related to a work stoppage at the Bécancour, Canada smelter ($2), and costs related to a collective employee dismissal process in Spain at the Avilés and La Coruña smelters ($1).

(2)	Discrete tax items and interim tax impacts are the result of discrete transactions and interim period tax impacts based on full-year assumptions and include the following:
	●	for the quarter ended June 30, 2020, a net charge of interim tax impacts ($142);
	●	for the quarter ended March 31, 2020, a net charge of interim tax impacts ($21) and a net charge of several other items ($1); and,
	●	for the quarter ended June 30, 2019, a net charge of interim tax impacts ($31) and a net charge of several other items ($1).

(3)	The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)	In any given period, the average number of shares applicable to diluted EPS for Net (loss) income attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net loss attributable to Alcoa Corporation common shareholders – as adjusted due to a larger and/or positive numerator. Specifically, for all periods presented, the average number of share equivalents applicable to diluted EPS – as adjusted had an anti-dilutive effect, and therefore, are excluded from the diluted EPS calculation.

Alcoa Corporation and Subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted EBITDA	Quarter ended
	June 30, 2020	March 31, 2020	June 30, 2019

Net (loss) income attributable to Alcoa Corporation	$(197)	$80	$(402)

Add:
Net income attributable to noncontrolling interest	47	59	109
Provision for income taxes	45	80	116
Other expenses (income), net	51	(132)	50
Interest expense	32	30	30
Restructuring and other charges, net	37	2	370
Provision for depreciation, depletion, and amortization	152	170	174

Adjusted EBITDA	167	289	447

Special items(1)	18	32	8

Adjusted EBITDA, excluding special items	$185	$321	$455

Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
	●	for the quarter ended June 30, 2020, costs related to the restart process at the Bécancour, Canada smelter ($17) and external costs related to portfolio actions ($1);
	●	for the quarter ended March 31, 2020, costs related to the restart process at the Bécancour, Canada smelter ($32); and,
●

for the quarter ended June 30, 2019, costs related to union negotiations in the U.S. ($5), costs related to a work stoppage at the Bécancour, Canada smelter ($2), and costs related to a collective employee dismissal process in Spain at the Avilés and La Coruña smelters ($1).

Alcoa Corporation and Subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Free Cash Flow	Quarter ended
	June 30, 2020	March 31, 2020	June 30, 2019
Cash provided from (used for) operations	$288	$(90)	$82

Capital expenditures	(77)	(91)	(89)

Free cash flow	$211	$(181)	$(7)

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	June 30, 2020	December 31, 2019
Short-term borrowings	$—	$—
Long-term debt due within one year	1	1
Long-term debt, less amount due within one year	1,800	1,799
Total debt	1,801	1,800

Less: Cash and cash equivalents	965	879

Net debt	$836	$921

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Contacts

Investor Contact:
James Dwyer
+1 412 992 5450
James.Dwyer@alcoa.com

Media Contact:
Jim Beck
+1 412 315 2909
Jim.Beck@alcoa.com